Tri-Valley Corporation Announces

Entry into Uncommitted Line of Credit; Voluntary Delisting From NYSE Amex; Engagement of FTI Consulting; and Postponement of Annual Meeting of Stockholders

BAKERSFIELD, California—June 4, 2012—Tri-Valley Corporation (NYSE Amex: TIV) (the “Company”) today made the following announcements.

Entry into Uncommitted Line of Credit with the Gamble Trust

On June 1, 2012, the Company issued a 14.0% Senior Secured Demand Note (the “Note”) to George T. Gamble 1991 Trust (the “Gamble Trust”), evidencing an uncommitted line of credit pursuant to which the Company may request, at any time prior to the earlier of termination of the line of credit by either party or June 30, 2012 (the “Termination Date”), advances of up to, and not to exceed at any one time, $1,350,000.  Since the facility is an uncommitted line of credit, all advances are at the Gamble Trust’s sole discretion.

Any advances actually made under the Note will bear simple interest at 14% per annum, paid in cash monthly in arrears on the last day of each calendar month, with the first interest payment on any outstanding principal amount being due and payable on June 30, 2012.  All outstanding obligations under the Note, including the principal amount of any advances made under the Note, all accrued and unpaid interest thereon, and any other fees, expenses, costs, indemnities and other amounts incurred under the terms and conditions of the Note or any other transaction document relating thereto, shall be due on or before April 30, 2013.

The Company’s obligations under the Note are secured by the same collateral that currently secures the Senior Secured Notes issued to the Gamble Trust on March 30 and May 4, 2012, respectively.  A summary of such collateral is set forth in the Company’s Current Report on Form 8-K dated April 5, 2012, and on the Company’s Current Report on Form 8-K dated May 7, 2012.

Voluntary Delisting from NYSE Amex

As the Company previously reported, on April 26, 2012, it received a letter from NYSE Amex indicating that the Company is not in compliance with certain continued listing requirements set forth in the NYSE Amex’s Company Guide, as summarized in the Company’s Current Report on Form 8-K filed on May 2, 2012.

Management's belief is that under the Company's current circumstances - including, for example, an ongoing SEC inquiry into possible violations of the federal securities laws, and ongoing discussions with the OPUS Special Committee to find a mutually satisfactory way to settle alleged claims - it is not reasonably practicable for the Company to establish and implement a plan of compliance that would satisfy NYSE Amex's continued listing requirements.  Accordingly, the Board of Directors of the Company determined on June 2, 2012, that it is in the best interests of the Company to delist voluntarily the Company's common stock from NYSE Amex. In connection therewith, the Company formally notified NYSE Amex on June 4, 2012 of the Company’s intention to file a Form 25 - Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, with the SEC on or about June 14, 2012.

The Company expects that the delisting will take effect on or about June 25, 2012. Accordingly, the Company expects that the last day of trading of its common stock on NYSE Amex will be on or about June 25, 2012.  After delisting, the Company’s common stock is anticipated to be available for trading on one of the OTC markets, although there can be no assurances that any trading market for the Company's common stock will exist, and the liquidity of such market may be extremely limited.

Engagement of FTI Consulting

On June 1, 2012, the Company retained FTI Consulting, Inc. (“FTI Consulting”) to review the Company’s cash flows and liquidity position, and to assist it with its internal evaluation of strategic alternatives and objectives.

Postponement of Annual Meeting of Stockholders

In light of the Company’s ongoing review of strategic alternatives and objectives, the Company has determined to postpone its Annual Meeting of Stockholders, originally scheduled to be held on June 15, 2012, until a new meeting date is determined by the Board of Directors of the Company.  The new date of the Annual Meeting of Stockholders has not yet been set. The Company will announce the new date, time, and place of the Annual Meeting once a final determination has been made.

About Tri-Valley Corporation

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol “TIV.” Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Special Note Regarding Forward-Looking Statements

All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hope,” “intends,” “may,” “plans,” “potential,” or “predicts,” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including: our ability to obtain additional, immediate funding; the outcome of an ongoing investigation by the staff of the SEC; fluctuations in oil and natural gas prices; imprecise estimates of oil reserves; drilling hazards such as equipment failures, fires, explosions, blow-outs, and pipe failure; shortages or delays in the delivery of drilling rigs and other equipment; problems in delivery to market; adverse weather conditions; compliance with governmental and regulatory requirements; geographical concentration of oil and gas reserves in the State of California; changes in, or inability to enter into or maintain, strategic and joint venture partnerships; pending and threatened lawsuits against us; potential rescission rights stemming from our potential violation of Section 5 of the Securities Act of 1933; our ability to consummate the OPUS restructuring transaction or otherwise resolve certain issues relating to OPUS; and such other risks and factors that are discussed in greater detail in our filings with the Securities and Exchange Commission from time to time, including under “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Tri-Valley’s Annual Report on Form 10-K for the year ended December 31, 2011, and under “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Tri-Valley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Except as required by law, Tri-Valley undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

Company Contacts:

Tri-Valley Corporation

Attn: Secretary

(661) 864-0500

inquiry@tri-valleycorp.com